Exhibit 10.1

AMENDMENT NO. 4 TO
FOURTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This Amendment No. 4 to the Fourth Amended and Restated Receivables Purchase Agreement (this “Amendment”) is dated as of August 16, 2021, among Avnet Receivables Corporation, a Delaware corporation (“Seller”), Avnet, Inc., a New York corporation (“Avnet”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), each of the entities party hereto identified as a “Financial Institution” (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), each of the entities party hereto identified as a “Company” (together with any of their respective successors and assigns hereunder, the “Companies”) and Wells Fargo Bank, N.A., as agent for the Purchasers or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”), amending the Fourth Amended and Restated Receivables Purchase Agreement, dated as of August 16, 2018 (as amended by Amendment No. 1 thereto, dated February 28, 2020, Amendment No. 2 thereto, dated as of July 31, 2020, and Amendment No. 3 thereto, dated as of July 30, 2021, the “Existing Agreement,” and as further amended, modified or supplemented from time to time, including through the date hereof, the “Receivables Purchase Agreement”).

RECITALS

The parties hereto are the current parties to the Existing Agreement and they now desire to amend the Existing Agreement, subject to the terms and conditions hereof, as more particularly described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Definitions Used Herein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth for such terms in, or incorporated by reference into, the Existing Agreement.

Section 2.              Amendment. Subject to the terms and conditions set forth herein, the Existing Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on the pages of the Receivables Purchase Agreement attached as Annex A hereto.

Section 3.              Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date hereof, upon the satisfaction of the conditions precedent that:

(a)            Amendment. The Agent and each Seller Party shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto.

(b)            Purchaser Fee Letter. The Agent, the Seller and each Purchaser shall have received executed counterparts of the Purchaser Fee Letter, duly executed by each of the parties thereto, and all fees due from Seller thereunder on the date hereof shall have been paid.

Amendment No. 4 to

Avnet Receivables Purchase Agreement

(c)            Agent Fee Letter. The Agent shall have received an executed counterpart of the Agent Fee Letter, duly executed by the Seller, and all fees due from Seller thereunder on the date hereof shall have been paid.

(d)            Representations and Warranties. As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties of each Seller Party contained in the Receivables Purchase Agreement and in each other Transaction Document shall be true and correct in all material respects as though made on the date hereof (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

(e)            No Amortization Event or Potential Amortization Event. As of the date hereof, both before and after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such).

Section 4.               Miscellaneous.

(a)            Effect; Ratification. This Amendment is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed (i) to be a consent to, or an acknowledgment of, any amendment, waiver or modification of any other term or condition of the Existing Agreement or of any other instrument or agreement referred to therein or (ii) to prejudice any right or remedy which the Agent, any Company or Financial Institution (or any of their respective assigns) may now have or may have in the future under or in connection with the Receivables Purchase Agreement or any other instrument or agreement referred to therein. Each reference in the Receivables Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the Existing Agreement or to the “Receivables Purchase Agreement” shall mean the Existing Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Receivables Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Receivables Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(b)            Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Receivables Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c)            Costs, Fees and Expenses. Seller agrees to reimburse the Agent and each Purchaser and its assigns upon demand for all reasonable and documented out-of-pocket costs, fees and expenses in connection with the preparation, execution and delivery of this Amendment (including the reasonable fees and expenses of counsel to the Agent).

(d)            Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e)            Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

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Amendment No. 4 to

Avnet Receivables Purchase Agreement

(f)            GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(g)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

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Amendment No. 4 to

Avnet Receivables Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

AVNET RECEIVABLES CORPORATION,
as Seller

By:	/s/ Darrel Jackson
Name: Darrel Jackson
Title: Director & Secretary

AVNET, INC., as Servicer

By:	/s/ Joseph L. Burke
Name: Joseph L. Burke
Title: V.P. & Treasurer

Amendment No. 4 to

Avnet Receivables Purchase Agreement

WELLS FARGO BANK, N.A.,
as a Company and as a Financial Institution

By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Vice President

WELLS FARGO BANK, N.A.,
as Agent

By:	/s/ Jonathan Davis
Name: Jonathan Davis
Title: Vice President

Amendment No. 4 to

Avnet Receivables Purchase Agreement

TRUIST BANK,
as a Company and as a Financial Institution

By:	/s/ Emily Shields
Name: /s/ Emily Shields
Title: SVP

Amendment No. 4 to

Avnet Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Company and as a Financial Institution

By:	/s/ Nina Austin
Name: Nina Austin
Title: Senior Vice President

Amendment No. 4 to

Avnet Receivables Purchase Agreement

LIBERTY STREET FUNDING LLC,
as a Company

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

THE BANK OF NOVA SCOTIA,
as a Financial Institution

By:	/s/ Doug Noe
Name: Doug Noe
Title: Managing Director

Amendment No. 4 to

Avnet Receivables Purchase Agreement

BANK OF AMERICA, N.A.,
as a Company and as a Financial Institution

By:	/s/ Christopher Haynes
Name: Christopher Haynes
Title: Senior Vice President

Amendment No. 4 to

Avnet Receivables Purchase Agreement

Annex A

Amendments to Receivables Purchase Agreement

[see attached]

Conformed through Amendment No. 1, dated as of February 28, 2020

Conformed through Amendment No. 2, dated as of July 31, 2020

Conformed through Amendment No. 3, dated as of July 30, 2021

Conformed through Amendment No. 4, dated as of August 16, 2021

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

dated as of August 16, 2018

Among

AVNET RECEIVABLES CORPORATION, as Seller,

AVNET, INC., as Servicer,

THE COMPANIES,

THE FINANCIAL INSTITUTIONS,

and

WELLS FARGO BANK, N.A.,
as Agent

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

TABLE OF CONTENTS

Page

Article I PURCHASE ARRANGEMENTS		2
Section 1.1	Purchase Facility	2
Section 1.2	Increases	2
Section 1.3	Decreases	2
Section 1.4	Payment Requirements	3

Article II PAYMENTS AND COLLECTIONS		3
Section 2.1	Payments	3
Section 2.2	Collections Prior to Amortization	3
Section 2.3	Collections Following Amortization	4
Section 2.4	Application of Collections	4
Section 2.5	Payment Rescission	5
Section 2.6	Maximum Purchaser Interests	5
Section 2.7	Repurchase Option	5
Section 2.8	Release of Lock-Box Arrangements	5
Section 2.9	Compliance with FATCA	5

Article III COMPANY FUNDING		6
Section 3.1	CP Costs	6
Section 3.2	CP Costs Payments	6
Section 3.3	Calculation of CP Costs	6
Section 3.4	Suspension of the ~~LIBO Rate~~Benchmark	6
Section 3.5	Limitations on Liability with respect to LIBOR	6
Section ~~3.5~~3.6	Effect of Benchmark Transition Event	~~6~~7

Article IV FINANCIAL INSTITUTION FUNDING		~~7~~8
Section 4.1	Financial Institution Funding	~~7~~8
Section 4.2	Yield Payments	~~7~~8
Section 4.3	Selection and Continuation of Tranche Periods	~~8~~9
Section 4.4	Suspension of the ~~LIBO Rate~~ Benchmark	~~8~~9
Section 4.5	Effect of Benchmark Transition Event	~~8~~9
Section 4.6	Extension of Liquidity Termination Date	~~8~~10

Article V REPRESENTATIONS AND WARRANTIES		~~9~~11
Section 5.1	Representations and Warranties of the Seller Parties	~~9~~11
Section 5.2	Financial Institution Representations and Warranties	~~13~~15

Article VI CONDITIONS OF PURCHASES		~~14~~15
Section 6.1	Conditions Precedent to Amendment and Restatement	~~14~~15
Section 6.2	Conditions Precedent to All Purchases and Reinvestments	~~14~~15

Article VII COVENANTS		~~15~~16
Section 7.1	Affirmative Covenants of the Seller Parties	~~15~~16
Section 7.2	Negative Covenants of the Seller Parties	~~22~~23

Article VIII ADMINISTRATION AND COLLECTION		~~23~~25
Section 8.1	Designation of Servicer	~~23~~25
Section 8.2	Duties of Servicer	~~24~~25
Section 8.3	Collection Notices	~~25~~26
Section 8.4	Responsibilities of Seller	~~25~~27
Section 8.5	Reports	~~25~~27
Section 8.6	Servicing Fees	~~25~~27
Section 8.7	Limited Recourse to Servicer	~~26~~27
Section 8.8	Risk Retention Compliance	~~26~~27

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RECEIVABLES PURCHASE AGREEMENT

Article IX AMORTIZATION EVENTS		~~26~~27
Section 9.1	Amortization Events	~~26~~27
Section 9.2	Remedies	~~27~~29

Article X INDEMNIFICATION		~~28~~29
Section 10.1	Indemnities by The Seller Parties	~~28~~29
Section 10.2	Increased Cost and Reduced Return	~~31~~32
Section 10.3	Other Costs and Expenses	~~32~~33

Article XI THE AGENT		~~32~~34
Section 11.1	Authorization and Action	~~32~~34
Section 11.2	Delegation of Duties	~~32~~34
Section 11.3	Exculpatory Provisions	~~33~~34
Section 11.4	Reliance by Agent	~~33~~34
Section 11.5	Non-Reliance on Agent and Other Purchasers	~~33~~35
Section 11.6	Reimbursement and Indemnification	~~33~~35
Section 11.7	Agent in its Individual Capacity	~~33~~35
Section 11.8	Successor Agent	~~34~~35
Section 11.9	Erroneous Payments	35

Article XII ASSIGNMENTS; PARTICIPATIONS; DEFAULTING PURCHASERS		~~34~~37
Section 12.1	Assignments	~~34~~37
Section 12.2	Participations	~~35~~38
Section 12.3	Security Interests	~~35~~38
Section 12.4	Defaulting Purchasers	~~35~~38

Article XIII MISCELLANEOUS		~~36~~39
Section 13.1	Waivers and Amendments	~~36~~39
Section 13.2	Notices	~~37~~40
Section 13.3	Ratable Payments	~~38~~41
Section 13.4	Protection of Interests of the Purchasers	~~38~~41
Section 13.5	Confidentiality	~~38~~42
Section 13.6	Bankruptcy Petition	~~39~~42
Section 13.7	Limitation of Liability	~~39~~42
Section 13.8	CHOICE OF LAW	~~40~~43
Section 13.9	CONSENT TO JURISDICTION	~~40~~43
Section 13.10	WAIVER OF JURY TRIAL	~~40~~43
Section 13.11	Integration; Binding Effect; Survival of Terms	~~40~~43
Section 13.12	Counterparts; Severability; Section References	~~41~~44
Section 13.13	Wells Fargo Roles	~~41~~44
Section 13.14	Characterization	~~41~~44
Section 13.15	Confirmation and Ratification of Terms	~~42~~45
Section 13.16	PATRIOT Act and Beneficial Ownership Regulation	~~42~~45
Section 13.17	Acknowledgment Regarding any Unsupported QFCs	~~42~~45

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Article III
COMPANY FUNDING

Section 3.1            CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of the Companies for each day that any Capital in respect of any such Purchaser Interest is outstanding.

Section 3.2            CP Costs Payments. On each Settlement Date, Seller shall pay to each Company an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of such Company for the immediately preceding Accrual Period in accordance with Article II. On or before the third Business Day immediately preceding the Settlement Date for each Purchaser Interest of the Companies, the Agent shall calculate the aggregate amount of accrued and unpaid CP Costs due and payable on the applicable Settlement Date and shall notify Seller of the aggregate amount of accrued and unpaid CP Costs due and payable to each Company on the applicable Settlement Date.

Section 3.3            Calculation of CP Costs. Subject to Section 3.4 and Section ~~3.5~~3.6, the CP Costs for any Purchaser Interest held by the Companies shall be the ~~LIBO Rate~~Benchmark, and the Agent shall calculate the ~~LIBO Rate~~Benchmark applicable to each day in the applicable Accrual Period.

Section 3.4            Suspension of the ~~LIBO Rate~~Benchmark. Subject to Section ~~3.5~~3.6, if any Company notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Companies in such Company’s Purchaser Group at the ~~LIBO Rate~~Benchmark would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at the ~~LIBO Rate~~Benchmark are not available or (ii) the ~~LIBO Rate~~Benchmark does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at the ~~LIBO Rate~~Benchmark, then the Agent shall suspend the availability of the ~~LIBO Rate~~Benchmark for the Companies in such Company’s Purchaser Group and CP Costs for any Purchaser Interest funded by the Companies in such Company’s Purchaser Group shall be the Alternative Base Rate.

Section 3.5            Limitations on Liability with respect to LIBOR. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LMIR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.6 or Section 4.5, will be similar to, or produce the same value or economic equivalence of, LMIR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

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Section ~~3.5~~3.6            Effect of Benchmark Transition Event.

(a)        Benchmark Replacement.

(~~a~~i)            ~~Benchmark Replacement.~~ Notwithstanding anything to the contrary ~~in this Agreement~~herein or in any other Transaction Document, ~~upon the occurrence of~~if a Benchmark Transition Event or an Early Opt-in Election, as applicable, ~~the Agent and the Seller may amend this Agreement to replace LIBOR with~~and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement~~. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m.~~ is determined in accordance with clause (i)(a) or (i)(b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (i)(c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes under this Agreement and any other Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Agent has posted such proposed~~date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to ~~all Purchasers and the Seller~~, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Agent has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from Purchasers comprising the Required Purchasers. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Purchasers comprising the Required Purchasers have delivered to the Agent written notice that such Required Purchasers accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.5 will occur prior to the applicable Benchmark Transition Start Date.~~

(ii)            Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes of this Agreement or and any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided, that, this clause (ii) shall not be effective unless the Agent has delivered to the Purchasers and the Seller a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

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(c)        Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Seller and the Purchasers of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date ~~and Benchmark Transition Start Date~~, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.6(d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section ~~3.5~~3.6(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section ~~3.5~~3.6(c).

(d)        Unavailability of Tenor or Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LMIR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Accrual Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may (or at the request of the Seller, shall) modify the definition of “Accrual Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(~~d~~e)        Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any request for ~~an Incremental Purchase to be made~~the purchase of, conversion to or continuation of a Purchaser Interest for which the Discount Rate would have been calculated by reference to the then-current Benchmark during any Benchmark Unavailability Period for such Benchmark, and~~,~~  failing ~~that~~such revocation, the Seller will be deemed to have converted any such request ~~to~~into a request ~~for the funding of any~~that the Discount Rate applicable to the purchase of such Purchaser ~~Interests at~~Interest or the conversion of such Purchaser Interest be calculated by reference to the Alternative Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ~~Discount~~Alternative Base Rate ~~that is~~ based upon ~~LIBOR~~the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ~~Discount~~Alternative Base Rate.

Article IV
FINANCIAL INSTITUTION FUNDING

Section 4.1             Financial Institution Funding. The Capital associated with the Purchaser Interests of the Financial Institutions shall accrue Yield for each day during its Tranche Period in accordance with the terms and conditions hereof. Subject to Section 4.4 and Section 4.5, the Discount Rate for the Capital associated with any Purchaser Interests held by the Financial Institutions shall be the ~~LIBO Rate~~Benchmark, and the Agent shall calculate the ~~LIBO Rate~~Benchmark applicable to each day in the applicable Tranche Period. If any Purchaser Interest of any Company is assigned or transferred to, or funded by, any Funding Source of such Company pursuant to any Funding Agreement or to or by any other Person, each such Purchaser Interest so assigned, transferred or funded shall each be deemed to have a new Tranche Period commencing on the date of any such transfer or funding and the Capital associated therewith shall accrue Yield for each day during the Tranche Period at the Discount Rate for the corresponding Accrual Period (or portion thereof) in accordance with the terms and conditions hereof as if each such Purchaser Interest was held by a Financial Institution, and with respect to each such Purchaser Interest, the assignee or transferee thereof or lender with respect thereto shall be deemed to be a Financial Institution in the transferring Company’s Purchaser Group solely for the purposes of Sections 4.1, 4.2, 4.3 and 4.4. Notwithstanding the foregoing, any Financial Institution that is also a Company shall continue to receive CP Costs in accordance with Article III rather than Yield in accordance with this Article IV.

FOURTH AMENDED AND RESTATED
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Section 4.2             Yield Payments. On the Settlement Date for each Purchaser Interest of each Financial Institution, Seller shall pay to each Financial Institution an aggregate amount equal to all accrued and unpaid Yield for the entire Tranche Period of each Purchaser Interest funded by such Financial Institution. On or before the third Business Day immediately preceding the Settlement Date for each Purchaser Interest of the Financial Institutions, the Agent shall calculate the aggregate amount of accrued and unpaid Yield due and payable on the applicable Settlement Date and shall notify Seller of the aggregate amount of accrued and unpaid Yield due and payable to each Financial Institution on the applicable Settlement Date.

Section 4.3             Selection and Continuation of Tranche Periods.

(a)      Prior to the Amortization Date, each Tranche Period will commence on the first day of each Accrual Period, or in the event a Financial Institution acquires any Purchaser Interest, on the date of such acquisition. On and after the Amortization Date, the applicable Financial Institution shall select the Business Day on which any Tranche Period will commence.

(b)     Seller or the applicable Financial Institution, upon notice to and consent by the other received at least three Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests by subdividing the associated Capital for such Purchaser Interest into smaller amounts of Capital, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche by combining the associated Capital for such Purchaser Interests or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends by combining the associated Capital for such Purchaser Interests; provided that in no event may a Purchaser Interest of any Purchaser be combined with a Purchaser Interest of any other Purchaser.

Section 4.4             Suspension of the ~~LIBO Rate~~Benchmark. Subject to Section 4.5, if any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions in such Financial Institution’s Purchaser Group at the ~~LIBO Rate~~Benchmark would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at the ~~LIBO Rate~~Benchmark are not available or (ii) the ~~LIBO Rate~~Benchmark does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at the ~~LIBO Rate~~Benchmark, then the Agent shall suspend the availability of the ~~LIBO Rate~~Benchmark for the Financial Institutions in such Financial Institution’s Purchaser Group and the Discount Rate for any Purchaser Interest funded by the Financial Institutions in such Financial Institution’s Purchaser Group shall be the Alternative Base Rate.

Section 4.5         Effect of Benchmark Transition Event. The terms of Section 3.5 and Section 3.6 are incorporated by reference into this Article IV mutatis mutandis, ~~substituting references to “Section 3.5” with “Section 4.5,”~~ and shall be applicable to each Financial Institution.

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Defaulting Purchaser, the Required Purchasers may, to the extent permitted by applicable law, by notice in writing to Seller and such Person, remove such Person as Agent and, in consultation with Seller, appoint a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers within 30 days (or such earlier day as shall be agreed by the Required Purchasers), then effective upon the termination of such period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents, and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers.

Section 11.9       Erroneous Payments.

(a)       Each Purchaser and each other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) a Purchaser (or an Affiliate of such Purchaser) or any other Person that has received funds from the Agent or any of its Affiliates on behalf of any Purchaser (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.9(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)       Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of any such occurrence.

(c)        In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to) promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in immediately available funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the Federal Funds Effective Rate.

(d)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Purchaser that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Purchaser, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Purchaser (i) such Purchaser shall be deemed to have made a cashless assignment of the full face amount of the portion of the Purchaser Interest corresponding to the Capital (but not its Commitment) of the relevant Purchaser Group with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Purchaser Group”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the portion of the Purchaser Interest corresponding to the Capital (but not Commitment) of the Erroneous Payment Impacted Purchaser Group, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid CP Costs and Yield on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Purchaser and upon such revocation of the portion of the Purchaser Interest corresponding to the Capital assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Purchaser without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Article XII and (3) the Agent may reflect such assignments in its records without further consent or action by any other Person.

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(e)        Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 11.9 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Aggregate Unpaids owed by the Seller, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Seller for the purpose of making for a payment on the Aggregate Unpaids and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Aggregate Unpaids, the Aggregate Unpaids or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)         Each party’s obligations under this Section 11.9 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Purchaser, the termination of the Commitments or the repayment, satisfaction or discharge of all Aggregate Unpaids (or any portion thereof) under any Transaction Document.

(g)        Nothing in this Section 11.9 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Article XII
ASSIGNMENTS; PARTICIPATIONS; DEFAULTING PURCHASERS

Section 12.1       Assignments. (a) Seller, the Servicer, the Agent and each Purchaser hereby agree and consent to the complete or partial assignment by any Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement to any Funding Source pursuant to any Funding Agreement or to any other Person, and upon such assignment, such Company shall be released from its obligations so assigned. Further, Seller, the Servicer, the Agent and each Purchaser hereby agree that any assignee of any Company of this Agreement or of all or any of the Purchaser Interests of any Company shall have all of the rights and benefits under this Agreement as if the term “Company” explicitly referred to and included such party (provided that (i) the Purchaser Interests of any such assignee that is a Company shall accrue CP Costs pursuant to Section 3.1, and (ii) the Purchaser Interests of any other such assignee shall accrue Yield pursuant to Section 4.1), and no such assignment shall in any way impair the rights and benefits of any Company hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b)       Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. Except as the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

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(b)        No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b) or in accordance with Sections ~~3.5~~3.6 or 4.5. Each Company, Seller and the Agent, at the direction of the Required Purchasers, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)             without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share, any Company’s Pro Rata Share, any Financial Institution’s Commitment or any Company’s Company Purchase Limit (other than, to the extent applicable, pursuant to Section 4.6 or the terms of any Funding Agreement), (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 13.1(b) or Section 2.6, Section 4.6 or Section 13.6, (F) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent, the Purchasers or the Financial Institutions, (G) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;

(ii)            without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent; or

(iii)           without the written consent of the Agent and each Purchaser (A) amend, modify or waive any Potential Amortization Event or Amortization Event; (B) change the definition of “Aggregate Reserves,” “Base Dilution Component,” “Base Dilution Factor,” “Concentration Component,” “Concentration Factor,” “Concentration Limit,” “Default Ratio,” “Delinquency Ratio Trigger,” “Dilution Horizon Factor,” “Dilution Reserve,” “Dilution Ratio,” “Dilution Percentage,” “Dilution Ratio Trigger,” “Eligible Receivable,” “Loss Horizon Factor,” “Loss Reserve,” “Loss Percentage,” “Loss Ratio Trigger,” “Net Receivables Balance,” “Required Reserve Floor,” “Required Reserves,” “Servicing and Yield Reserve,” “Stress Factor” and “Weekly Reporting Condition”; (C) amend, modify or waive any provision in Article IX; or (D) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (C) above in a manner that would circumvent the intention of the restrictions set forth in such clauses.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Purchasers and each Company may enter into amendments to modify any of the terms or provisions of Article XI, Section 13.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller and the Agent promptly notifies Seller of such amendment. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

Section 13.2       Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or other electronic transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers or using any other method of electronic transmission set forth on the signature pages hereof or at such other address or

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EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“61-to-90–Day Receivable” means a Receivable which by its terms is due and payable between 61 and 90 calendar days of the original billing date therefor.

“91-to-120–Day Receivable” means a Receivable which by its terms is due and payable between 91 and 120 calendar days of the original billing date therefor.

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder with respect to each Company means the period from (and including) the date of the initial purchase by such Company hereunder to (and including) the last day of the calendar month thereafter.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Account” means the deposit account from time to time designated by the Agent to the Purchasers as the “Agent Account.”

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Dilution Reserve and the Servicing and Yield Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Fourth Amended and Restated Receivables Purchase Agreement, dated as of August 16, 2018, as amended by Amendment No. 1 thereto, dated as of February 28, 2020, ~~and~~ Amendment No. 2 thereto, dated as of July 31, 2020, Amendment No. 3 thereto, dated as of July 30, 2021, and Amendment No. 4 thereto, dated as of August 16, 2021, and as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternative Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the ~~LIBO Rate~~Benchmark on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Alternative Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the ~~LIBO Rate~~Benchmark shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the ~~LIBO Rate~~Benchmark, respectively.

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“Amendment Date” has the meaning set forth in the preamble to this Agreement.

“Amortization Date” means the earliest to occur of (i) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (ii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iii) the date which is 30 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement, (iv) the Facility Termination Date and (v) the Business Day specified in a written notice from the Agent following the failure to obtain the Required Rating within 60 days following delivery of a Ratings Request to Seller and the Servicer.

“Amortization Event” has the meaning specified in Article IX.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Seller Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Delinquency Ratio Threshold” means 8.50%.

“Applicable Dilution Ratio Threshold” means 5.00%.

“Applicable Loss Ratio Threshold” means 7.00%.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, vice president, corporate controller, treasurer or chief financial officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Accrual Period” pursuant to Section 3.6 and/or Section 4.5, as applicable.

“Avnet” has the meaning set forth in the preamble to this Agreement.

“Base Dilution Component” means, on any date, an amount equal to the Base Dilution Factor multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Base Dilution Factor” means the average of the monthly Dilution Ratios occurring during the 12 most recent fiscal months multiplied by the Dilution Horizon Factor.

“Benchmark” means, initially, LMIR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LMIR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.6 and/or Section 4.5, as applicable.

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“Benchmark Replacement” means, for any Available Tenor:

(i)              with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(a)        the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(b)       the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

~~“Benchmark Replacement” means~~ (c)      the sum of: (~~a~~A) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to LIBOR for U.S. dollar-denominated~~for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (~~b~~B) the related Benchmark Replacement Adjustment; ~~provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.~~or

(ii)            with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided, that, (x) in the case of clause (i)(a), if the Agent decides that Term SOFR is not administratively feasible for the Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (y) in the case of clause (i)(a) or clause (ii) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (i)(a), (i)(b) or (i)(c) or clause (ii) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(i)	for purposes of clauses (i)(a) and (i)(b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)        the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)       the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(ii)            for purposes of clause (i)(c) of the definition of “Benchmark Replacement ~~Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period,~~,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

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(iii)           for purposes of clause (ii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of LMIR with a SOFR-based rate;

provided, that, (x) in the case of clause (i) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3.6 and/or Section 4.5 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

~~(i)             any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or~~

~~(ii)            any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “~~ABR~~Alternative Base Rate,” the definition of “~~Interest~~Business Day,” the definition of “Accrual Period,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of purchase notices or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to ~~LIBOR~~the then-current Benchmark:

(i)             in the case of clause (~~1~~i) or (~~2~~ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~LIBOR; or~~all Available Tenors of such Benchmark (or such component thereof);

(ii)            in the case of clause (~~3~~iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~.~~;

(iii)           in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Agent has provided the Term SOFR Notice to the Purchasers and the Seller pursuant to Section 3.6 and/or Section 4.5; or

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(iv)           in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, written notice of objection to such Early Opt-in Election from Purchasers comprising the Required Purchasers.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (i) or (ii) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to ~~LIBOR~~the then-current Benchmark:

(i)             a public statement or publication of information by or on behalf of the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~any Available Tenor of such Benchmark (or such component thereof);

(ii)            a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~LIBOR~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~LIBOR~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~LIBOR~~such Benchmark (or such component), which states that the administrator of ~~LIBOR~~such Benchmark (or such component) has ceased or will cease to provide ~~LIBOR~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~any Available Tenor of such Benchmark (or such component thereof); or

(iii)           a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~LIBOR is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

~~“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Purchasers, as applicable, by notice to the Seller, the Agent (in the case of such notice by the Required Purchasers) and the Purchasers.~~

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement,~~  the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (i) or (ii) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes ~~hereunder~~under this Agreement and any other Transaction Document in accordance with ~~Sections 3.5~~Section 3.6 and/or Section 4.5 and (y) ending at the time that a Benchmark Replacement has replaced ~~LIBOR~~the then-current Benchmark for all purposes ~~hereunder pursuant to Sections 3.5 and~~under this Agreement and any other Transaction Document in accordance with Section 3.6 and/or Section 4.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Broken Funding Costs” means for any Purchaser Interest which (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned, transferred or funded pursuant to a Funding Agreement or otherwise transferred or terminated prior to the date on which it was originally scheduled to end, an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Accrual Period or Tranche Periods (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received net of any costs of redeployment of funds during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to ~~the LIBO Rate~~LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Canadian Receivable” means a Receivable the Obligor of which, if a natural person, is a resident of Canada or, if a corporation or other business organization, is organized under the laws of Canada or any political subdivision thereof and has its chief executive office in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent or any Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

Exh I-6

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

with the terms hereof (including Section 4.6(b)) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Concentration Component” means, on any date, an amount equal to the Concentration Factor multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Concentration Factor” means 12.5%.

“Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Eligible Receivables owed by any single Obligor and any Affiliates of such Obligor (if any), the concentration limit determined as follows:

for Obligors who have (or, if the Obligor is not rated, whose parent entity has) short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings):

Level	Rating	Concentration Limit
Level 1	A-1+/P-1 or AA-/Aa3	15.000%
Level 2	A-1/P-1 or A/A2	12.500%
Level 3	A-2/P-2 or BBB+/Baa1	6.250%
Level 4	A-3/P-3 or BBB-/Baa3	4.167%
Level 5	Non-Rated/Not Investment Grade	2.500%

; provided, however, that (i) if any Obligor (or, if the Obligor is not rated, its parent entity) has a split rating, (x) if the ratings differ by one level, then the level for the higher of such ratings will apply and (y) if there is a split in ratings of more than one level, then the level that is one level lower than the level of the higher rating will apply; (ii) upon Seller’s request from time to time, the Purchasers, in their sole discretion, may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any Purchaser upon not less than five Business Days’ written notice to Seller and the Agent; and (iii) commencing on July 31, 2020, Sanmina Corporation shall be an Obligor with a Special Concentration Limit of 5.00% until such time as such Special Concentration Limit is cancelled by any Purchaser in accordance with the preceding clause (ii).

“Consent Notice” has the meaning set forth in Section 4.6(a).

“Consent Period” has the meaning set forth in Section 4.6(a).

“Consenting Party” has the meaning set forth in Section 10.2(c).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

Exh I-8

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“CP Company” means a Company that funds Incremental Purchases through the issuance of Commercial Paper.

“CP Costs” means with respect to any Purchaser Interest of a Company for any day, an amount equal to the product of the applicable Discount Rate for such Purchaser Interest multiplied by the Capital of such Purchaser Interest for such day, divided by 360.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012, as amended from time to time.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 28, 2018, among Avnet, Inc., certain subsidiaries as borrowers, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, after giving effect to any amendment, restatement, waiver, release, supplementation, cancellation, termination, renewal, extension, replacement, refinancing or other modification thereof.

“Credit and Collection Policy” means the collection policies and practices relating to Contracts and Receivables summarized in Exhibit VIII hereto, as modified from time to time in accordance with the Receivables Sale Agreement and this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1,000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2.00% above the Alternative Base Rate.

“Default Ratio” means an amount (expressed as a percentage) equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables that were unpaid for 91 days or more (but less than 121 days) after the original due date as of the last day of the fiscal month then most recently ended and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such fiscal month divided by (ii) the aggregate Outstanding Balance of Receivables originated during the fiscal month that is the fourth fiscal month prior to the fiscal month then most recently ended.

“Defaulted Receivable” means a Receivable (i) as to which any payment, or part thereof, remains unpaid for 91 calendar days or more from the original due date for such payment or (ii) that becomes a Charged-Off Receivable prior to 91 calendar days after the original due date.

“Defaulting Purchaser” means any Purchaser that (a) has failed to (i) fund all or any portion of any Incremental Purchase required to be made by it within two Business Days of the date such Incremental Purchase was required to be funded hereunder, or (ii) pay to the Agent or any other Purchaser any other amount required to be paid by it hereunder within two Business Days of the date when such other amount is due, (b) has notified the Agent of such Receivables that are rebilled to the Obligor, originated during the fiscal month that is the third fiscal month prior to the fiscal month then most recently ended.

Exh. I-9

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Dilution Ratio Trigger” means, at any time, a percentage equal to (i) the aggregate amount of Dilutions, less the amount of such Dilutions for which the related Receivables are rebilled to the Obligor, which occurred during the fiscal month period then most recently ended, divided by (ii) the aggregate amount of Receivables, less the amount of such Receivables that are rebilled to the Obligor, originated during the fiscal month period three months prior to the month then most recently ended.

“Dilution Reserve” means, on any date, an amount equal to the Dilution Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Discount Rate” means ~~the LIBO Rate~~, with respect to each Purchaser Interest, the sum of (i) the Benchmark or the Alternative Base Rate, as applicable ~~with respect to each Purchaser Interest~~, and (ii) the Used Fee.

“Early Opt-in Election” means, if the then-current Benchmark is LMIR, the occurrence of:

~~(i)            (a) a determination by the Agent or (b) a notification by the Required Purchasers to the Agent (with a copy to the Seller) that the Required Purchasers have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.5 or Section 4.5, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and~~

(i)            a notification by the Agent to (or the request by the Seller to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(ii)           ~~(a)~~ the joint election by the Agent ~~or (b) the election by the Required Purchasers, to declare that an Early Opt-in Election has occurred~~and the Seller to trigger a fallback from LMIR and the provision~~, as applicable,~~  by the Agent of written notice of such election to the ~~Seller and the~~ Purchasers ~~or by the Required Purchasers of written notice of such election to the Agent~~.

“Electing Party” has the meaning set forth in Section 10.2(c).

“Eligible Receivable” means, at any time, a Receivable:

(i)            the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor; and (d) is not a government or a governmental subdivision or agency, provided that (x) a Government Receivable that otherwise would be an Eligible Receivable under this definition but for this clause (i) shall be an Eligible Receivable to the extent that the aggregate Outstanding Balance of all such Government Receivables does not exceed 2% of the aggregate Outstanding Balance of all Receivables; (y) a Canadian Receivable that otherwise would be an Eligible Receivable under this definition but for this clause (i) shall be an Eligible Receivable to the extent that the aggregate Outstanding Balance of all such Canadian Receivables does not exceed 5% of the aggregate Outstanding Balance of all Receivables and (z) a Foreign Receivable that otherwise would be an Eligible Receivable under this definition but for this clause (i) shall be an Eligible Receivable to the extent that the aggregate Outstanding Balance of all such Foreign Receivables does not exceed 12.5% of the aggregate Outstanding Balance of all Receivables,

Exh. I-10

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

(xvi)        as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and

(xvii)       all right, title and interest to and in which has been validly transferred by Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment” has the meaning assigned thereto in Section 11.9(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.9(d).

“Erroneous Payment Impacted Purchaser Group” has the meaning assigned thereto in Section 11.9(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.9(d).

“Excluded Acquisition” means any direct or indirect acquisition of any business by Originator consummated on or after January 1, 2010.

“Excluded Receivable” means all indebtedness and other obligations owed to Originator or in which Originator has a security interest or other interest (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of merchandise or the rendering of services by Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto:

(i)            the account debtor for which is Intelbras S.A. Industria de Telecomunicacao Eletronica Brasileira and such indebtedness or other obligation was originated after December 30, 2016;

(ii)           the account debtor for which is 3M Company and such indebtedness or other obligation was originated after October 31, 2017;

(iii)          the account debtor for which is General Electric Company or any other direct or indirect Subsidiary or Affiliate of General Electric Company (including, without limitation, GE Aviation; GE Healthcare Japan Corporation; GE Healthcare; GE OEC Medical Systems, Inc.; GE Sensing EMEA Unlimited Company; GE Healthcare Europe GmbH; GE Medical Systems; Baker Hughes Company; GE Consumer & Industrial; GE MDS LLC; Reuter Stokes Inc.; GE Hangwei Medical Systems Company, Ltd.; Bently Nevada, Inc.; Inspection Technologies; GE Healthcare Bio-Science Corp; General Electric Co; GE Technology Infrastructure; GE Healthcare Canada; GE Commercial Materials S de RL de CV; GE Global Research; GE Ultrasound Korea Limited; GE Energy Control Solutions Inc.; General Electric International, Inc.; and GE Lighting Solutions LLC); or

(iv)          which both (a) arises in connection with the sale of merchandise or the rendering of services by the business previously conducted by any businesses acquired by Originator in an Excluded Acquisition and (b) is not recorded or maintained in Avnet’s consolidated general ledger accounting records as part of general ledger category “company code US10” (other than any Receivables previously coded under “company code US10” that have been coded under any other category without the Agent’s prior written consent).

Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute an Excluded Receivable separate from an Excluded Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be an Excluded Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

Exh. I-11

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Existing Agreement” means the Original Agreement, as amended, restated or otherwise modified, including pursuant to the Third Amended and Restated Receivables Purchase Agreement, dated as of February 27, 2017 (as amended prior to the date hereof), among the Seller Parties, Agent, in its capacities as a company, financial institution and agent, and the companies and financial institutions from time to time party thereto.

“Extension Notice” has the meaning set forth in Section 4.6(a).

“Facility Termination Date” means the earliest of (i) the Liquidity Termination Date and (ii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” (11 U.S.C. §§ 101 et seq.) as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (Eastern time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means each of (i) the letter agreement relating to the payment of fees to Agent, dated as of ~~July 31~~August 16, ~~2020~~2021, between Seller and the Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, (ii) the letter agreement relating to the payment of fees of the Purchasers, dated as of ~~July 31~~August 16, ~~2020~~2021, among Seller and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time and (iii) any other fee letter or similar letter agreement relating to the payment of fees to any of the Purchasers entered into among Seller, the Purchasers party thereto and/or any agent or agents acting on behalf of any such Purchasers, as any such fee letter or letter agreement may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LMIR.

“Foreign Receivable” means a Receivable (other than a Canadian Receivable) the Obligor of which, if a natural person, is a resident of any member country in the Organization for Economic Co-operation and Development (other than the United States) (each such member country, a “Specified OECD Country”) or, if a corporation or other business organization, is organized under the laws of a Specified OECD Country or any political subdivision thereof and has its chief executive office in a Specified OECD Country or the United States.

Exh. I-12

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of a Company.

“Funding Source” means with respect to any Company (i) such Company’s Related Financial Institution(s) or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to such Company.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Receivable” means a Receivable the Obligor of which is the United States federal government, a state or local government, a governmental subdivision of the United States federal government or of a state or local government, or an agency of the United States federal government or of a state or local government. For the purposes of this definition the phrase “state or local government” means a state or local government of a state, city or municipality located within the fifty states of the United States or the District of Columbia.

“HMT” means Her Majesty’s Treasury of the United ~~Kingdown~~Kingdom.

“Honeywell Long-Term Receivable” means a Receivable, the Obligor of which is Honeywell International Inc. (or a Subsidiary of Honeywell International Inc.), and which by its terms is due and payable within 121 and 150 calendar days of the original billing date therefor; provided, that any Receivable that has had its payment terms extended shall not constitute, or shall no longer constitute, a Honeywell Long-Term Receivable.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Indemnified Amounts” has the meaning set forth in Section 10.1(a).

“Indemnified Party” has the meaning set forth in Section 10.1(a).

“Independent Director” means a member of the Board of Directors of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than Seller), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

Exh. I-13

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Initial Closing Date” means June 28, 2001.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Laws” has the meaning set forth in the Credit Agreement.

~~“LIBO Rate” means a rate equal to the sum of LMIR and the Used Fee.~~

“LIBOR” or “LMIR” means, for each day, the greater of (a) 0% per annum, and (b) the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Liquidity Provider Termination Date” has the meaning set forth in Section 2.2.

“Liquidity Termination Date” means ~~July 30~~August 31, ~~2021~~2023.

“Lock-Box” means each locked postal box with respect to which a bank that has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Long-Term Debt” means, at any time, in respect of Avnet, any publicly-held senior unsecured debt obligations outstanding at any such time with a maturity more than one year after the date of any determination hereunder.

“Loss Horizon Factor” means, at any time, a percentage equal to (i) (x) the aggregate amount of Receivables, less the amount of such Receivables that are rebilled to the Obligor, originated during the four fiscal month period then most recently ended, plus (y) 50% of the aggregate amount of Receivables, less the amount of such Receivables that are rebilled to the Obligor, originated during the fourth fiscal month preceding the fiscal month then most recently ended, divided by (ii) the aggregate Outstanding Balance of all Non-Delinquent Receivables at the end of the fiscal month then most recently ended.

“Loss Percentage” means, at any time, a percentage calculated in accordance with the following formula:

LP = SF x LHF x LR

where:

LP	=	the Loss Percentage;
SF	=	the Stress Factor;
LHF	=	the Loss Horizon Factor; and
LR	=	the highest three month rolling average of the Default Ratios occurring during the 12 most recent fiscal months.

“Loss Reserve” means, on any date, an amount equal to the Loss Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

Exh. I-14

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Purchasers” means each Company and each Financial Institution.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Ratings Request” has the meaning set forth in Section 10.2(c).

“Receivable” means all indebtedness and other obligations owed to Seller or Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or hereunder) or in which Seller or Originator has a security interest or other interest (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible), arising in connection with the sale of merchandise or the rendering of services by Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto; provided, that ‘Receivable’ shall not include any Excluded Receivable. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Second Amended and Restated Receivables Sale Agreement, dated as of August 16, 2018, between Originator and Seller, as amended, restated, supplemented or otherwise modified from time to time.

“Receivables Term Excess Concentration Amount” means the sum of (i) the aggregate amount by which the Outstanding Balance of 61-to-90–Day Receivables exceeds in the aggregate 50% of the aggregate amount of Eligible Receivables, plus (ii) the aggregate amount by which the Outstanding Balance of 91-to-120–Day Receivables exceeds in the aggregate 15% of the aggregate amount of Eligible Receivables; plus (iii) the aggregate amount by which the Outstanding Balance of Honeywell Long-Term Receivables that are Eligible Receivables exceeds in the aggregate 10% of the aggregate amount of Eligible Receivables.

“Recharacterization” has the meaning set forth in Section 13.14(c).

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LMIR, the time set forth in the definition of “LMIR” and (2) if such Benchmark is not LMIR, the time determined by the Agent in its reasonable discretion.

“Regulatory Requirement” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Financial Institution” means, with respect to each Company, each Financial Institution set forth opposite such Company’s name in Schedule A to this Agreement and/or, in the case of an assignment pursuant to Section 12.1, set forth in the applicable Assignment Agreement.

Exh. I-15

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Related Security” means, with respect to any Receivable:

of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Servicer or its Affiliates in reimbursement of actual management services performed).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC, the U.S. Department of Commerce or the U.S. Department of State or (b) the United Nations Security Council, the European Union or HMT.

“Second Amendment Date” means July 31, 2020.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicing and Yield Reserve” means, on any date, an amount equal to 2% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means (i) prior to the Amortization Date, the 20th calendar day of each month (and if such day is not a Business Day, then the next Business Day) and (ii) on and after the Amortization Date, any Business Day selected by the Agent.

“SOFR” means, with respect to any ~~day means~~Business Day, a rate per annum equal to the secured overnight financing rate ~~published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.~~for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Special Concentration Limit” has the meaning set forth in the definition of “Concentration Limit.”

“Stress Factor” means a number equal to 2.25.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

Exh. I-16

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Purchasers and the Seller of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes under this Agreement and each other Transaction Document in accordance with Section 3.6 and/or Section 4.5 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Terminating Commitment Amount” means, with respect to (i) any Terminating Financial Institution that is a Related Financial Institution for a CP Company, an amount equal to the Commitment (without giving effect to clause (iii) of the proviso to the penultimate sentence of Section 4.6(b)) of such Terminating Financial Institution, divided by, 102% and (ii) each other Terminating Financial Institution, an amount equal to the Commitment.

“Terminating Commitment Availability” means, with respect to:

(i) any Terminating Financial Institution that is a Related Financial Institution for a CP Company, the positive difference (if any) between (a) an amount equal to the Commitment (without giving effect to clause (iii) of the proviso to the penultimate sentence of Section 4.6(b)) of such Terminating Financial Institution, divided by, 102%, minus (b) the Capital of the Purchaser Interests funded by such Terminating Financial Institution; and

(ii) each other Terminating Financial Institution, the positive difference (if any) between (a) an amount equal to the Commitment (without giving effect to clause (iii) of the proviso to the penultimate sentence of Section 4.6(b)) of such Terminating Financial Institution, minus (b) the Capital of the Purchaser Interests funded by such Terminating Financial Institution .

“Terminating Financial Institution” has the meaning set forth in Section 4.6(b).

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution, (i) prior to the occurrence of the Amortization Date, a period commencing on (A) if the Financial Institution acquired the related Purchaser Interest during an Accrual Period, the date during such Accrual Period on which such Financial Institution acquired such Purchaser Interest and (B) otherwise, on the first day of each Accrual Period, and in each case, ending on the final day of such Accrual Period and (ii) following the occurrence of the Amortization Date, a period commencing and ending on the Business Days selected by the applicable Financial Institution.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letters, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Exh. I-17

FOURTH AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

Wells Fargo Bank, N.A.,

as Agent

1100 Abernathy Rd. NE, 16th Floor

Atlanta, GA 30328

Attention:         _______

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Fourth Amended and Restated Receivables Purchase Agreement, dated as of August 16, 2018, by and among Avnet Receivables Corporation, a Delaware corporation (the “Seller”), Avnet, Inc., as Servicer, the Financial Institutions, the Companies and Wells Fargo Bank, N.A., as Agent (as amended, restated, supplemented or otherwise modified from time to time the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$
Date of Purchase:
Requested Discount Rate:	[~~LIBO Rate~~Benchmark] [Alternative Base Rate]

Please advise [Name] at telephone no ( ) _________________ if any Company will not be making this purchase.

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i)            the representations and warranties of Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

(ii)            no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii)          the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv)          the amount of Aggregate Capital is $_________ after giving effect to the Incremental Purchase to be made on the Purchase Date.

Exh. II-1